                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                          GENERAL BINDING CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                          GENERAL BINDING CORPORATION
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------

     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

- - --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------

     (3) Filing party:

- - --------------------------------------------------------------------------------

     (4) Date filed:

- - --------------------------------------------------------------------------------

LOGO
WILLIAM N. LANE, III
Chairman

                                                                   April 8, 1996

To GBC stockholders:

     You are cordially invited to attend the GBC annual meeting of stockholders, which will be held on Tuesday, May 14, 1996 at 3:30 p.m. at the Holiday Inn North Shore, 5300 W. Touhy Av., Skokie, Illinois.

     At the meeting we shall report to you on the current business and developments at GBC. The Board of Directors and many of our executives will also be present to discuss the affairs of the Company with you. After the meeting, Company products will be demonstrated and refreshments will be served.

     Please sign and return the enclosed proxy card to assure that your shares will be represented. If you plan to attend the meeting, please so indicate in the appropriate space provided on the card. The proxy will not be used if you do attend and wish to vote in person.

                                           Sincerely yours,

                                           WILLIAM N. LANE, III
                                           Chairman

                          GENERAL BINDING CORPORATION

                                   NOTICE OF

                         ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 14, 1996

                                                            Northbrook, Illinois
                                                                   April 8, 1996

     The annual meeting of the stockholders of General Binding Corporation (the "Company") will be held on Tuesday, the 14th day of May, 1996 at 3:30 p.m. local time, at the Holiday Inn North Shore, 5300 W. Touhy Avenue, Skokie, Illinois for the following purposes:

     1. To elect a board of ten directors for the ensuing year.

     2. To act upon a proposal to approve the 1989 Stock Option Plan as amended and restated.

     3. To act upon a proposal to ratify the selection of Arthur Andersen & Co. as independent public accountants for the fiscal year 1996.

     4. To transact such other business as may properly come before the meeting.

     The transfer books will not be closed. Only stockholders of record, at the close of business on March 18, 1996, are entitled to notice of and to vote at this meeting or any adjournment thereof.

     In order that your shares may be represented at the meeting, in the event you are not personally present, please sign the proxy and return it in the enclosed envelope.

                                           By order of the Board of Directors

                                             STEVEN RUBIN

                                             Vice President, Secretary &
                                             General Counsel

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN ORDER THAT YOUR SHARES WILL BE VOTED. A RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU ATTEND THE MEETING YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED.

                          GENERAL BINDING CORPORATION
                                 ONE GBC PLAZA
                           NORTHBROOK, ILLINOIS 60062

                               ------------------

                                PROXY STATEMENT

           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 1996

                               ------------------

     The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time before it is exercised, but if not revoked, the shares represented by the proxy will be voted. If the proxy card is marked to indicate a choice, the shares will be voted as directed. If no indication is made, the proxy will be voted FOR the election of directors, FOR the proposal to approve the 1989 Stock Option Plan as amended and restated and FOR the ratification of the selection of Arthur Andersen & Co. as independent auditors. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted or by attending the meeting and voting your shares in person. The expense incurred in the solicitation of the proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited by officers, directors, and regular employees of the Company, without extra compensation, personally and by mail, telephone or telegraph. Brokers, nominees, fiduciaries and other custodians will be required to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. This Proxy Statement and the enclosed Proxy are being sent to the stockholders of the Company on or about April 8, 1996.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The voting securities entitled to vote at the meeting are 13,343,943 shares of Common Stock entitled to one vote per share and 2,398,275 shares of Class B Common Stock entitled to fifteen votes per share. The record date for determination of stockholders entitled to vote at the meeting is March 18, 1996. By virtue of Lane Industries, Inc. direct ownership of the Common Stock and Class B Common Stock as described below, it controls 87.7% of the eligible votes at the meeting.

     Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Broker non-votes will not be counted as shares present and entitled to vote nor as a vote cast on any matter presented at the meeting. Directors are elected by a plurality of the votes of the shares present and entitled to vote. Accordingly, abstentions and broker non-votes will not have any effect on the election of directors. Action on any other matter is approved by a majority vote of the shares present and entitled to vote at the meeting. Accordingly, abstentions will have the effect of a negative vote on such matters.

     Lane Industries, Inc. intends to vote its shares for the election as directors of the nominees named herein, for the proposal to approve the 1989 Stock Option Plan as amended and restated and to ratify the selection of independent public accountants.

     The following beneficial owners of the Company's equity securities are the only persons known to management of the Company who beneficially owned more than five per cent of any class of the Company's voting securities as of March 1, 1996:

                                                              AMOUNT
                                                                AND
                                                             NATURE OF
                                                             BENEFICIAL          PERCENT
 CLASS OF STOCK           NAME AND ADDRESS                   OWNERSHIP           OF CLASS
- - -----------------  ------------------------------            ---------           --------
Class B Common                                               2,398,275(1)(3)        100
  Stock..........  Lane Industries, Inc.
                     One Lane Center
                     Northbrook, IL 60062
Common Stock.....  Lane Industries, Inc.                     9,687,257(2)(3)       61.5(4)
                     One Lane Center
                     Northbrook, IL 60062
Common Stock.....  Ariel Capital Management, Inc.            1,698,090(5)          10.8(4)
                     307 N. Michigan Ave.
                     Chicago, IL 60601

- - ---------------
(1) Class B Common Stock is convertible into Common Stock at the rate of one share of Common Stock for each Class B share upon presentation of a Class B share to the transfer agent.

(2) Includes the 2,398,275 Class B shares described in Note (1).

(3) Lane Industries, Inc. has the sole power to vote and to dispose of these shares. The voting stock of Lane Industries, Inc. is owned by various trusts under which certain members of the family of William N. Lane, deceased, are beneficiaries. William N. Lane, III, Chairman and a Director of the Company and other members of the Lane family are considered to have control of Lane Industries, Inc. by virtue of their control of the voting stock of Lane Industries, Inc. through a Voting Trust Agreement under which they act as Voting Trustees.

(4) As a percent of the outstanding shares after giving effect to the possible conversion of Class B Common Stock described in Note (1).

(5) As of December 31, 1995 based upon information provided in a Schedule 13-G filed with the Securities and Exchange Commission and dated February 8, 1996. Ariel Capital has sole dispositive power over all of these shares, has sole voting power over 1,622,615 of these shares, and shared voting power over 19,375 of these shares.

                             ELECTION OF DIRECTORS

     It is intended that the proxy will be voted for the election of the ten nominees for director named below except in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. All of the nominees are current directors and were elected by the stockholders. There are no family relationships among any of the nominees.

     No circumstances are now known which would render any nominee named herein unavailable. The nominees of Management for election to the Board of Directors, each to hold office until the next annual meeting, or until his successor is elected, are as follows:

                                                                         COMMON STOCK
                                                                         BENEFICIALLY
                                    FIRST YEAR                              OWNED        PERCENT
                                     ELECTED        PRESENT POSITION       MARCH 1,         OF
          NAME AND AGE               DIRECTOR         WITH COMPANY           1996        CLASS(A)
- - ---------------------------------   ----------     -------------------   ------------    --------
Harry J. Bruce, 64...............      1988        Director(b)               10,000           0
James M. Denny, 63...............      1983        Director(c)                1,012           0
Theodore Dimitriou, 69...........      1991        Director(d)                2,000           0
Rudolph Grua, 67.................      1984        Vice Chairman and         70,464(f)       .5
                                                     Director(e)
Thomas V. Kalebic, 52............      1977        Director(g)               55,880(h)       .4
William N. Lane, III, 52.........      1977        Chairman and             242,102(j)      1.5
                                                     Director(i)
Arthur C. Nielsen, Jr., 77.......      1966        Director(k)               25,500          .2
Govi C. Reddy, 51................      1994        President and Chief       24,555(m)       .2
                                                     Executive
                                                     Officer, and
                                                     Director(l)
Warren R. Rothwell, 79...........      1961        Director(n)               67,819(o)       .4
Robert J. Stucker, 51............      1987        Director(p)                4,500           0
All Officers and Directors as a
  group..........................                                           990,491(q)      6.3

- - ---------------

(a) As a percent of outstanding shares after giving effect to the possible issuance of shares pursuant to the Company's stock option plans described below and the possible conversion of the Class B Common Stock (see note (1) to Voting Securities and Principal Stockholders). Percentages less than .1% are shown as 0%.

(b) Mr. Bruce has been the Chairman of Roman Adhesives, Inc., a specialty chemical manufacturer since 1990. He also currently serves as a director of Duff and Phelps Selected Utilities, Inc. and was formerly a Professor of Management at Florida Atlantic University.

(c) Mr. Denny was elected Managing Director, William Blair Capital Partners, LLC in September, 1995. He had previously served as Vice Chairman of Sears, Roebuck and Co., a merchandising and financial services company, from February, 1992 until August, 1995 and as Senior Vice President and Chief Financial Officer of Sears from February, 1988 through January, 1992. Mr. Denny also currently serves as a Director of the Allstate Corporation, Gilead Sciences, Inc. and GATX Corporation.

(d) Mr. Dimitriou is currently the Chairman, and has been for more than the past prior five years, the Chairman and a director of Wallace Computer Services, Inc., a business forms and computer service and supply company. Mr. Dimitriou also currently serves as a director of the Walgreen Co.

(e) Mr. Grua became the Company's Vice Chairman on January 1, 1995. Prior to that time he had been the Company's President and Chief Executive Officer since May 1, 1984. He is also a director of the Varlen Corporation.

(f) Includes 14,143 shares owned by Mr. Grua's wife, beneficial ownership of which is disclaimed.

(g) Mr. Kalebic is currently Executive Vice President, Chief Operating Officer and a Director of Lane Industries, Inc., a company with hotel, radio broadcasting, farming and ranching operations in addition to other investments. He has been an officer of Lane Industries, Inc. since 1975 (see (j) below). Mr. Kalebic is also a Voting Trustee under the Agreement referenced in note (3) to Voting Securities and Principal Stockholders.

(h) At March 1, 1996 Mr. Kalebic had outstanding options to acquire from Lane Industries, Inc. up to 71,625 shares of the Company's Common Stock at prices ranging from $8.69 to $19.75. Of those outstanding options 22,125 were exercisable on March 1, 1996 but are not included in the figure included in the table.

(i) Mr. Lane is the Chairman, President and a Director of Lane Industries, Inc., and has served in such capacity since September, 1978. He was elected Chairman of General Binding Corporation in May, 1983. He also currently serves as a director of Wallace Computer Services, Inc.

(j) Does not include 9,687,257 shares owned by Lane Industries, Inc., an associate of Mr. Lane, III (see notes (2) and (3) to Voting Securities and Principal Stockholders). Also includes 16,688 shares exercisable under stock options by May 1, 1996.

(k) Mr. Nielsen is Chairman Emeritus of the A. C. Nielsen Co. and now acts as a consultant to that Company.

(l) Mr. Reddy became a director in June, 1994 and was named the Company's President and Chief Executive Officer effective January 1, 1995. He has been employed by the Company since July, 1978 in various management positions, the most recent of which was Senior Vice-President of Subsidiary Operations and President of the Company's laminating film division.

(m)  Includes 10,525 shares exercisable under stock options by May 1, 1996.

(n) Mr. Rothwell is a private investor. He was the Company's President on an interim basis from November, 1983 to May, 1984. He had previously been the Company's Chairman since November, 1978 until his retirement from that position in May, 1983.

(o) 1,213 of these shares are owned by Mr. Rothwell's wife and 25,606 of these shares are held in a charitable remainder trust over which Mr. Rothwell may indirectly have voting and dispositive powers. Mr. Rothwell disclaims beneficial ownership over 26,819 of these shares.

(p) Mr. Stucker is a partner with the law firm of Vedder, Price, Kaufman & Kammholz. He is also a director of Lane Industries, Inc. (see (j) above). Vedder, Price, Kaufman & Kammholz has performed legal services for the Company and Lane Industries, Inc. for many years and it is anticipated that they will continue to do so in the future.

(q) Includes 352,983 shares owned by the Company's Employee's Profit Sharing Plan. Messrs. Grua, Kalebic, Lane and Reddy share the power to direct the disposition of these shares as members of the Company's Executive Committee of the Board. The members of the Executive Committee disclaim beneficial ownership of these shares. Also includes 54,838 shares exercisable under stock options or exercisable by May 1, 1996 under the Company's stock option plans.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of Common Stock are traded. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon the Company's review of such forms and, if appropriate, representations made to the Company by any such reporting person concerning whether a Form 5 was required to be filed for the 1995 fiscal year, the Company is not aware that any of its directors and executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the period commencing January 1, 1995 through December 31, 1995 except for Steven R. Baumhardt, a former executive officer of the Company who reported a December, 1995 sale of 575 shares of the Company's Common Stock approximately one month late.

                         STOCK OWNERSHIP OF MANAGEMENT

     Following is information with respect to the ownership of the Company's Common Stock by those non-director executive officers named in the Senior Executive Compensation Table found on page 10 hereinafter.

                                                                                 COMMON STOCK
                                                                                 BENEFICIALLY
                                                                                    OWNED
                                                   PRESENT POSITION                MARCH 1,
                    NAME                             WITH COMPANY                    1996
     ----------------------------------  ------------------------------------    ------------
     Elliott L. Smith..................  Senior Vice President,                     15,762(a)
                                         the Americas
     Walter M. Hebb....................  Senior Vice President,                     10,391(a)
                                         Asia/Pacific

- - ---------------
(a) Includes the following number of shares that could be obtained by exercising options under the Company's stock option plans by May 1, 1996 -- 4,125 for Mr. Smith and 4,025 for Mr. Hebb.

                     BOARD OF DIRECTORS AND COMMITTEE DATA

     The Board of Directors has appointed a standing Audit Committee. No nominating committee has been appointed.

     The current members of the Audit Committee are Messrs. Nielsen (Chairman), Denny, Dimitriou, Kalebic and Lane, III. The Committee (a) recommends to the entire Board the firm to be retained each year as independent public accountants, (b) reviews the scope of the audit to be performed by the public accountants, (c) reviews the reports of the public accountants and (d) periodically meets with the Company's internal auditors and financial management to review the internal audit and control methods and procedures of the Company, reporting thereon to the entire Board. The Audit Committee met four times in 1995.

     The Board has also appointed a standing Executive Committee, which consists of Messrs. Lane, Grua, Reddy, and Kalebic. This Committee is responsible for the review of the Company's operations and finances. Included within these responsibilities is the control and implementation of compensation policies and programs for the Company's senior executives. The Executive Committee met 22 times in 1995.

     There were five meetings of the Board of Directors during 1995. Each member of the Board attended at least 75% of all board and committee meetings of which the director was a member during the year.

                            DIRECTOR'S COMPENSATION

     Directors who are not employees of the Company receive an annual director's fee of $10,000 and are paid $1,000 for each Board meeting attended and $500 for each Audit Committee meeting attended. Employee directors receive $1,000 per meeting for attending regularly scheduled Board meetings. In addition, Thomas V. Kalebic receives an annual fee of $5,000 to compensate him for Board Committee participation and for the additional service he provides the Company as a member of its Executive Committee. In addition to the annual and board meeting fees, Warren R. Rothwell is paid a consulting fee by the Company which totalled $55,000 for the year 1995.

     Directors may elect to defer their annual and/or board meeting fees pursuant to a Phantom Stock Plan which was established by the Company in 1995. This Plan gives the Directors the ability to receive incentive compensation based on any appreciation of the common stock of the Company and on the dividends declared on such stock while the Directors remain in office. Management believes this Plan promotes a closer identity of interests between the Directors and the Company's shareholders.

     Any Director who elects to participate in the Plan receives Phantom Stock Units ("PSUS") in lieu of cash compensation for either or both of his annual or board meeting fees as he so chooses. PSUS received in lieu of the annual board fee are credited as of the date of the Company's annual meeting of stockholders during the fiscal year in question. The number of PSUS credited is determined by dividing the amount of the annual fee by the average of the high and low prices at which the Company's common stock trades on the NASDAQ stock market on that date ("Value"). PSUS received in lieu of board meeting fees are credited to a Director's account at the Value on the day of the board meeting attended by the Director.

     Directors who maintain a PSUS account also receive Dividend Equivalents in a dollar amount equal to the cash dividend which the Director would have been entitled to receive if he had been the owner, on the record date for a dividend paid on the Company's common stock, of a number of shares of common stock equal to the total PSUS then credited to the Director's account. Dividend Equivalents are converted into PSUS and credited to the Director's PSUS account at the Value existing on the last day of each fiscal year.

     A participating Director may only redeem his PSUS account through a lump sum cash payment within thirty (30) days after he ceases to be a member of the Board, and his rights under the Plan may not be assigned, encumbered or otherwise transferred except to a designated beneficiary in the event of the death of a participant. PSUS have no voting or other shareholder rights attached to them and the Company's obligation to redeem any PSUS is unsecured.

     At December 31, 1995, the PSUS account balances for the following named Directors were:

                                                                             PHANTOM STOCK UNIT
                                                                               ACCOUNT BALANCE
                                               PHANTOM STOCK UNITS            DECEMBER 31, 1995
                  DIRECTOR                       EARNED IN 1995       (IN TOTAL UNITS)    ($ VALUE (1))
- - --------------------------------------------   -------------------    ----------------    -------------
William N. Lane, III........................         219.811               219.811             4,369
Harry J. Bruce..............................         555.945               555.945            11,049
James M. Denny..............................         859.263               859.263            17,078
Theodore Dimitriou..........................         555.945               555.945            11,049
Thomas V. Kalebic...........................         776.756               776.756            15,438
Govi C. Reddy...............................         219.811               219.811             4,369
Robert J. Stucker...........................         718.816               718.816            14,286

- - ---------------
(1) Based on $19.875 Value.

                 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
                    PARTICIPATION IN COMPENSATION DECISIONS

     During 1995 and currently, Mr. Kalebic, a member of the Company's Executive Committee, served as an officer and director of Lane Industries, Inc. of which William N. Lane, III, the Company's Chairman is also the Chairman and Chief Executive Officer (see notes (g) and (j) to Election of Directors and Transactions with Management).

     During 1995 and currently, Mr. Lane has acted as Chairman of the Compensation Committee of the Board of Directors of Wallace Computer Services, Inc. of which Mr. Theodore Dimitriou, a Director of the Company, is Chairman of the Board.

     During 1995, executive officer compensation matters were principally decided by the Company's Executive Committee of the Board of Directors with the Board in whole having oversight authority. The Executive Committee and the Board also considered recommendations made by the Stock Option Plan Administrative Committee, whose members were Mr. Bruce, Mr. Rothwell and Mr. Stucker, with respect to stock option matters. As members of the Company's Board and its Executive Committee, Messrs. Lane, Reddy and Grua participated in deliberations concerning their own compensation and the compensation of the other executive officers of the Company.

                     EXECUTIVE OFFICERS OF THE COMPANY (1)

            NAME AND AGE                                    TITLE
- - ------------------------------------  --------------------------------------------------
William N. Lane, III, 52............  Chairman
Govi C. Reddy, 51...................  President and Chief Executive Officer
Walter M. Hebb, 56..................  Senior Vice President, Asia/Pacific
Elliott L. Smith, 61................  Senior Vice President, the Americas
Stephen Firth, 45...................  Vice President, Europe
William P. Heffernan, 39............  Vice President, Business Technology
Joseph J. LaPorte, 64...............  Vice President, Corporate Relations
Edward J. McNulty, 56...............  Vice President and Chief Financial Officer
Steven Rubin, 48....................  Vice President, Secretary and General Counsel

- - ---------------
(1) All of the above-named officers have been actively engaged in the business of the Company as Company employees for the past five years, in the capacity indicated above or in a substantially similar capacity, except: Govi C. Reddy, who before being named President and Chief Executive Officer on January 1, 1995 had been employed by the Company in various management positions since July, 1978 the most recent of which was Senior Vice President, Subsidiary Operations and President of the Company's Film Products division; Walter M. Hebb, who had served as the Company's Senior Vice President, Corporate Development for more than five years prior to his appointment to this position in July, 1995; Elliott L. Smith, who before being named to this position on January 1, 1995 had been the Company's Executive Vice President for more than the past five years; Stephen Firth, who before being appointed to this position in December, 1995 had been the general manager of the Company's United Kingdom subsidiary for more than the past five years; and William P. Heffernan, who before being named to this position on January 1, 1995, had been the Treasurer of Lane Industries, Inc. since April, 1994 and for the five years prior to that time had been the Company's Corporate Controller.

    There is no family relationship between any of the above named officers. All officers are elected for a one-year term by the Board of Directors or until reelected.

         BOARD EXECUTIVE COMMITTEE AND STOCK OPTION PLAN ADMINISTRATIVE
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In 1995, the Executive Committee of the Board of Directors approved the compensation policies and programs of the Company as they pertained to the Company's executive officers, with the Board having oversight responsibility on these issues. This Committee will also bear this responsibility for the year 1996. The members of the Executive Committee were Messrs. Grua, Kalebic, Lane and Reddy. Mr. Lane and Mr. Reddy are current officers and employees of the Company.

     The Company and the Committee have maintained the philosophy that executive officer compensation should be directly and materially linked to operating performance. Thus, executive officer compensation is heavily weighted towards bonuses paid on the basis of both corporate and personal performance and the growth in wealth that can be achieved through the exercise of options in the Company's common stock. Therefore, in years when the Company has had excellent earnings growth, such as in 1995, its executive officers have been justly rewarded; and in less profitable years, total executive compensation has been negatively affected, such as in 1993, for which no bonuses were awarded.

     The principal components of the compensation package for executive officers of the Company are salary, bonus, and stock options. The Committee believes that the compensation packages for the CEO and other executive officers are typical of other companies of the same general size and necessary to attract, properly motivate and retain a quality management team which will best serve the interests of the stockholders.

     Based on information provided in various compensation surveys subscribed to and received by the Company, the salaries of the CEO individually and of all other executive officers are approved by the Committee. The Committee believes, based on this information, that the salaries paid in 1995 to Mr. Reddy, who was the Company's CEO in 1995, and the other executive officers, as well as their current salaries, are near the median of the average base salaries for executive officers of other comparable sized companies.

     Senior executive compensation is most closely related to corporate performance through awards made under the Management Incentive Compensation Plan (the "MIC Plan") and grants of options under the Company's 1989 Stock Option Plan. Under the MIC Plan participants can earn a bonus award, subject to minor adjustments, of up to 80% of annual salary.

     The amount of bonus awarded under the MIC Plan is based on a combination of achieving certain annual corporate objectives as well as individual performance objectives. In 1995 and again for 1996, the corporate performance objective is based on attaining a certain earnings per share ("EPS") level. In 1995, the Company achieved a greater EPS than had been targeted by the Committee and the Board of Directors. Based on the Company's 1995 EPS of $1.37 and Mr. Reddy's level of achievement of personal objectives, he was awarded, as CEO, a 1995 MIC Plan bonus of $225,000. The Chairman and the Committee determined that the CEO had met all of his personal objectives for the year.

     The Committee also strongly believes that the granting of stock options to the CEO and the other senior executives should be an integral portion of over-all executive compensation. The opportunity to provide wealth to the executive group through the growth in value of the Company's Common Stock is an integral means of aligning the interest of management with stockholders and helps focus the attention of management on the long-term success of the Company. Options are granted to the CEO and the other executive officers on a periodic basis by the Stock Option Plan Administrative Committee. Options awarded during 1995 reflect continuation of this policy through intermittent grants to the CEO and other executive officers based on their relative levels of compensation and responsibilities. In March 1996, following review of input received from management and its compensation consultant, the Board of Directors adopted an amendment and restatement of the 1989 Stock Option Plan, subject to the approval of the stockholders at the 1996 Annual Meeting, to enable the Stock Option Plan Administrative Committee to grant longer term, performance-related options related to the execution of the Company's multi-year performance targets. A description of the amended and restated 1989 Stock Option Plan appears elsewhere in this Proxy Statement. The Plan is set forth in Appendix A to this Proxy Statement.

     To further enhance the aligning of management interest with that of the Stockholders, the Committee and the Board implemented an executive stock ownership program effective January 1, 1994. Under the terms of this program, the Company's senior officers, as well as certain other members of management, are encouraged to acquire and maintain a certain level of ownership of the Company's Common Stock. The level of ownership called for ranges from a number of shares in value equal to or greater than one times annual salary for those employees with a salary level of $149,999 and below to two and one-half times salary for those employees with a salary level of $300,000 or above. Depending on length of service, an employee will have from five to seven years to attain their desired ownership levels, however, the Committee will monitor annually the progress being made by the employee to reach such level. If the Committee is not satisfied with the progress of share acquisition by any employee it could elect to recommend a reduction in future stock option grants to the affected employees by the Stock Option Plan Administrative Committee.

     Sec. 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Senior Executive Compensation Table that follows to $1 million, unless certain requirements are met. The Committee has determined not to modify the MIC Plan or any of the Company's other compensation programs at this time since compensation paid to executive officers under the current company programs would be less than the $1 million limit. In the future, the Committee will periodically review the necessity of modifying the compensation programs for executive officers so that the corporate tax deduction is maximized, however, it will retain the flexibility to not make such modifications when it deems such action to be in the best interests of the Company and its shareholders.

The Executive Committee     The Stock Option Plan
  Rudolph Grua              Administrative Committee
  Thomas V. Kalebic           Harry J. Bruce
  William N. Lane, III        Warren R. Rothwell
  Govi C. Reddy               Robert J. Stucker

                         SENIOR EXECUTIVE COMPENSATION

     The following table shows the compensation paid and accrued by the Company during the last fiscal year to each of its five highest paid senior executives, including the Chief Executive Officer.

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                                                 TOTAL
                                              ANNUAL COMPENSATION               AWARDS                        COMPENSATION
                                      ------------------------------------   ------------                     ------------
                                                            OTHER ANNUAL       OPTIONS/        ALL OTHER       (TOTAL OF
          NAME AND                    SALARY    BONUS(1)   COMPENSATION(2)       SARS       COMPENSATION(3)     COLUMNS
     PRINCIPAL POSITION        YEAR   ($)(A)     ($)(B)        ($)(C)            (#)            ($)(D)          A-D)($)
- - -----------------------------  ----   -------   --------   ---------------   ------------   ---------------   ------------
William N. Lane, III.........  1995   210,865   150,500             45          10,000           11,535          372,945
  Chairman of the Board        1994   200,000    50,000             87          10,000           13,179(4)       263,266
                               1993   190,000         0             34          10,000           15,352(4)       215,352
Govi C. Reddy................  1995   294,234   225,000          9,327          25,000           11,535          540,096
  President and Chief          1994   208,750    78,263          5,962           3,000           11,349(4)       304,324
  Executive Officer            1993   183,750         0          4,145           5,000           10,375(4)       198,270
Rudolph Grua.................  1995   200,000   105,000          6,865           8,000           36,732          348,597
  Vice Chairman(5)             1994   386,667    96,650         65,839           8,000           37,646(4)       586,802
                               1993   351,667         0          8,363           8,000           23,422(4)       383,452
Elliott L. Smith.............  1995   217,795   108,265          6,513           2,500           11,941          344,514
  Senior Vice President/       1994   211,000    31,650          5,138           3,000           11,279(4)       259,067
  the Americas                 1993   199,667         0          4,344           2,500           10,031(4)       214,042
Walter M. Hebb...............  1995   160,180    85,750          5,434           3,000            8,389          259,753
  Senior Vice President,       1994   155,250    34,920          4,219           2,000            6,450          200,839
  Asia/Pacific                 1993   146,333         0          5,345           3,000            7,393          159,071

- - ---------------

(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of such year.

(2) The above named individuals receive certain non-cash personal benefits, the aggregate cost of which to the Company are below applicable reporting thresholds, except for certain benefits provided to Mr. Grua in 1994. In 1994 Mr. Grua received a personal benefit valued at $42,912 in connection with the transfer to him of ownership of a Company automobile. The remaining amounts included in this column represent the amounts reimbursed to the named individuals for income taxes attributable to such personal benefits.

(3) Unless otherwise noted below, these amounts for the years 1994 and 1995 represent contributions by the Company to the Company's tax qualified Profit Sharing, Savings and Retirement Plan Trust on behalf of the named individuals and to their respective accounts established pursuant to the Company's non-tax qualified Supplemental Deferred Compensation Plan.

(4) Also includes the following amounts paid by the Company for term life insurance premiums for the benefit of the named individuals in 1995 -- Mr. Grua $1,724 and Mr. Smith $1,584. This amount also includes Board of Director's fees paid in 1995 to the following named individuals in amounts as follows -- Mr. Lane $1,000, Mr. Reddy $1,000 and Mr. Grua $5,000. With respect to Mr. Grua this amount also includes $19,473 expensed by the Company in 1995 as an accrual to fund future liabilities to Mr. Grua or his surviving spouse under a deferred compensation agreement.

(5) Mr. Grua resigned from this position effective at the close of business on December 29, 1995.

                                RETIREMENT PLAN

     The Company maintains a Guaranteed Retirement Income Plan ("GRIP") covering all employees who participated in the Company's Profit Sharing Plan through December 31, 1995. GRIP provides in pertinent part for annual retirement benefits at age 65 after 30 years of benefit service equal to 50% of the average of the five highest consecutive years of compensation out of the last ten years worked. The retirement benefit is reduced by the annual income which would be provided by the purchase or funding of an annuity with the balance in the employee's retirement account under the Profit Sharing Plan and by 50% of the primary social security benefit payable at age 65. The amount of the retirement benefit and the social security offset are proportionately reduced for benefit service of less than 30 years. No benefit is payable, except in certain circumstances, to anyone with less than seven years participation in the Profit Sharing Plan. All benefits accruing and earned under GRIP for plan participants were frozen at the end of 1995 in connection with the Company's conversion of its Profit Sharing Plan to a 401-K Savings Plan. As a result, no GRIP participant can accrue any additional plan benefits while GRIP remains frozen.

     No contribution was made by the Company in 1995 for GRIP because the Plan has been actuarially determined to be currently overfunded with respect to any Plan liability to participants.

     All of the individuals listed in the cash compensation table presently participate in GRIP. For those individuals listed in the cash compensation table, their respective years of benefit service as of December 31, 1995 were as follows:

                                                                        YEARS OF
                 INDIVIDUAL                                          BENEFIT SERVICE
                 ----------                                          ----------------
          William N. Lane, III............................................   29
          Govi C. Reddy...................................................   17
          Rudolph Grua....................................................   11
          Elliott L. Smith................................................    9
          Walter M. Hebb..................................................    9

     Compensation covered by GRIP (salary, bonus paid during the year and commissions) is limited to $150,000 per Internal Revenue Service regulations.

     Upon reaching age 65 the only individual named in the cash compensation table entitled to receive a GRIP benefit would be Mr. Smith and that benefit would be $150 per month.

                            STOCK OPTION INFORMATION

     The following table sets forth the details of options granted to the individuals listed in the Senior Executive Compensation Table during 1995. The second table in this section sets forth certain information with respect to options exercised by those individuals in 1995 as well as the value of their unexercised options at the end of the year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               INDIVIDUAL GRANTS

                                            PERCENT OF
                             NUMBER OF        TOTAL
                             SECURITIES      OPTIONS/
                             UNDERLYING       SAR'S
                              OPTIONS/      GRANTED TO
                               SAR'S        EMPLOYEES      EXERCISE OR                       GRANT DATE
                             GRANTED(1)     IN FISCAL      BASE PRICE      EXPIRATION     PRESENT VALUE(2)
           NAME                 (#)            YEAR         ($/SHARE)         DATE              ($)
- - ---------------------------  ----------     ----------     -----------     ----------     ----------------
William N. Lane, III.......    10,000          12.8           15.00          2/27/03            62,800
Govi C. Reddy..............    25,000          32.0           15.00          2/27/03           157,000
Rudolph Grua...............     8,000          10.2           15.00          2/27/03            50,240
Elliott L. Smith...........     2,500           3.2           15.00          2/27/03            15,700
Walter M. Hebb.............     3,000           3.8           15.00          2/27/03            18,840

- - ---------------
(1) All options granted to the named individuals were granted under the Company's 1989 Stock Option Plan on February 28, 1995. Twenty-five percent (25%) of each option first became exercisable one (1) year after the respective grant date. Only twenty-five percent (25%) of an initial option grant may be exercised during any one (1) year period commencing with the anniversary date of an option grant. All of these options were granted with an exercise price equal to the closing price of the Company's Common Stock after trading on the grant date in the NASDAQ national market over-the-counter quotation system. No SARs were granted in connection with these option grants.

(2) Based on the Black-Scholes stock option pricing model. The following assumptions were made for purposes of calculating the Grant Date Present
    Value: the option term is assumed to be eight years; volatility at 39.08; a dividend yield of 2.8%; and, a risk free interest rate of 7.28%. The actual value, if any, a named individual may realize will depend on the market value of the underlying shares at the time the option is exercised, so there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing stock options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                          AND FY-END OPTION/SAR VALUES

                                                                                       VALUE OF
                                                                     NUMBER OF        UNEXERCISED
                                                                    UNEXERCISED      IN-THE-MONEY
                                       SHARES                        OPTIONS/        OPTIONS/SARS
                                      ACQUIRED                       SAR'S AT        AT FY-END(2)
                                         ON           VALUE           FY-END         EXERCISABLE/
                                      EXERCISE     REALIZED(1)     EXERCISABLE/      UNEXERCISABLE
                NAME                    (#)            ($)         UNEXERCISABLE          ($)
- - ------------------------------------  --------     -----------     -------------     -------------
William N. Lane, III................   16,183         75,846       11,688/38,500     7,658/109,375
Govi C. Reddy.......................    3,563         21,666        2,400/35,575     3,625/145,318
Rudolph Grua........................       --             --       10,250/35,300     29,438/100,438
Elliott L. Smith....................    4,500         32,772        5,188/10,750     28,346/23,824
Walter M. Hebb......................    3,875         27,335        1,650/10,575      2,188/32,569

- - ---------------
(1) Value realized represents the difference between the option exercise price and the fair market value of the Company's Common Stock on the date the option was exercised.
(2) Based on fair market value of $19.75 per Common Share on December 31, 1995.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Composite Index and a peer group consisting of other companies that manufacture and sell office products.

                                    General
      Measurement Period         Binding Cor-                    NASDAQ Total
    (Fiscal Year Covered)          poration       Peer Group     Return Index
12/90                                      100             100             100
12/91                                      119             125             157
12/92                                      125             133             181
12/93                                      105             132             208
12/94                                      132             120             201
12/95                                      137             181             281

     The peer group used in the preceding graph consists of the Company, The Standard Register Company, Tab Products Co., Ennis Business Forms, Inc., Hunt Manufacturing Co., A.T. Cross Company, Dixon Ticonderoga Company, Smith Corona Corporation, Gradco Systems, Inc., Day Runner, Inc., Varitronic Systems, Inc., United Stationers Inc., and Duplex Products Inc.

                          TRANSACTIONS WITH MANAGEMENT

     In 1978 the Company implemented a Recapitalization Plan which had been previously approved by the stockholders. As part of the Plan the Company entered into an agreement with Lane Industries, Inc., providing for the sharing of Federal income tax savings, if any, between the Company and Lane Industries, Inc., resulting from the filing of consolidated Federal income tax returns. In 1995 the Company made $10,267,000 in payments pursuant to this Agreement which represented the Company's portion of its tax liability under this Agreement.

     In 1985 the Company entered into an Agreement with Lane Industries, Inc. under which the Company would receive twenty per cent (20%) of tax savings, if any, realized by filing unitary state tax returns on a combined basis with Lane Industries, Inc. In 1995 the Company made $206,255 in payments pursuant to this Agreement which represented the Company's portion of its state income tax liabilities under this Agreement.

     Certain Lane Industries, Inc. personnel perform federal and state income tax planning, legal, risk management and finance services for the Company. Since January 1, 1995 the Company has paid $889,063 to Lane Industries, Inc. for these and related support services and facilities costs. Management of the Company believes that these costs are reasonable and fair and that the expense incurred is less than the expense the Company would incur for employing its own personnel with comparable levels of skill and experience to perform these services.

     The Company makes reservations for business travel and accommodations through a travel agency which is controlled by Lane Industries, Inc. The Company pays the rates charged by the various carriers, hotels and car rental companies which in turn pay commissions to this travel agency. The Company booked approximately $987,900 of business travel and accommodations through such travel agency in 1995 and the first two months of 1996.

     At certain times in 1995 the Company used jet aircraft, the ownership of which was controlled by Lane Industries, Inc. When using this aircraft the Company pays a mileage and usage rate which is comparable to rates charged by other private business aircraft operators. In 1995 the Company paid $65,115 for the use of this jet aircraft.

     In February, 1996 the Company purchased for treasury purposes 41,750 shares of its common stock from Rudolph Grua, the Company's Vice-Chairman of the Board. 31,750 of these shares were purchased at a price of $23 each and the remaining 8,000 shares were purchased at a price of $22.625 each. The prices paid were equal to the closing price of the Company's common stock on the NASDAQ stock market on the date the respective transactions took place. All of the shares purchased had been acquired by Mr. Grua upon his exercise of stock options in February, 1996 pursuant to the Company's stock option plans.

                       PROPOSAL TO AMEND AND RESTATE THE
                             1989 STOCK OPTION PLAN

     In 1989, the Company's stockholders approved the General Binding Corporation 1989 Stock Option Plan for the purpose of providing the Company and its stockholders the benefits of the incentive inherent in stock ownership by the Company's officers and other key employees and to provide additional compensation to those individuals based on appreciation in the Company's Common Stock. On March 13, 1996, the Board of Directors approved the amendment and restatement of the 1989 Stock Option Plan to provide flexibility to grant options with various terms and conditions, to increase the number of shares available for options, and to make technical and other changes. The Board of Directors continues to believe that stock ownership of the Company by its management employees will provide them with meaningful incentives to achieve the long-term growth and financial objectives of the Company and that the proposed amendment and restatement of the 1989 Plan will better enable the Company to provide such incentives.

     A summary of the key provisions of the 1989 Stock Option Plan, as proposed to be amended and restated ("1989 Plan") follows. The complete text of the 1989 Plan is attached to this Proxy Statement as Appendix A.

SUMMARY OF AMENDED AND RESTATED 1989 STOCK OPTION PLAN

     A maximum of 1,050,000 shares of Company Common Stock par value $.125 (the "Shares") was initially reserved for grants of options under the 1989 Plan. Through March 13, 1996, the date the Board of Directors approved the amendment and restatement of the Plan, 702,725 shares remained available for grants under the 1989 Plan. In order to continue the current program of intermittent awards and have sufficient shares to grant performance-related and other options necessary to achieve the desired incentive results, it is proposed that the number of shares available under the 1989 Plan be increased to 1,347,275, which, after taking into account the options outstanding and previously exercised leaves 1,000,000 shares available for issuance under existing options and future awards. In order to comply with the provisions of Section 162(m) of the Internal Revenue Code ("Section 162(m)") relating to "performance-based" compensation, the 1989 Plan includes a newly-established limit of 250,000 shares of Common Stock on the maximum number of shares of Common Stock which may be made subject to awards granted to any one individual in a single calendar year. The source of shares available for option grants may be either from authorized or unissued shares or previously issued shares which have been reacquired by the Company, or a combination thereof. In the event of any future stock dividends, stock splits or other forms of change in capital structure, appropriate adjustments will be made to the number of shares remaining available for option grants, the maximum annual number of shares which may be subject to awards to any one individual, the option price of unexercised options previously granted and the number of shares subject to each then outstanding option. To the extent that the full number of shares subject to an option are not issued because the unexercised option expires or terminates, or with respect to future option exercises because of the use of shares to satisfy the exercise price or applicable withholding taxes, the shares not issued shall become available for subsequent option grants.

     The 1989 Plan is administered by the Stock Option Plan Administrative Committee of the Board which in the past has been comprised of three members ineligible to participate in the 1989 Plan. The initial Committee consisted of Messrs. Bruce, Rothwell and Stucker, however, in connection with the amendment and restatement of the 1989 Plan, membership on the Committee will be limited to those directors who qualify as "outside directors" under Section 162(m) and the size of the Committee reduced to not less than two directors. Because Messrs. Rothwell and Stucker do not qualify as "outside directors" under Section 162(m), the Board of Directors has appointed Messrs. Denny and Dimitriou to serve on the Committee. The Committee will designate the officers and key employees to be granted options, determine the number of shares subject to an individual option and will adopt any necessary rules and regulations to carry out the purposes and provisions of the 1989 Plan. Options granted under the 1989 Plan are not incentive stock options under the Code.

     As originally approved, the 1989 Plan requires each option to be divided into four equal annual allotments, exercisable on the first, second, third and fourth anniversary of the date of grant. Not more than one 25% annual allotment may be exercised in the one year period commencing on the anniversary of the grant date, and all allotments must be exercised within eight years from the grant date. While it is currently anticipated that the intermittent allotment form of option will continue to be used, the proposed 1989 Plan permits the Committee to grant options with such terms and conditions as the Committee shall determine, provided that no option may be exercisable more than 10 years from the date of grant. The Board of Directors believes that it is appropriate for the Committee to have the discretion to structure awards, such as those described below, that are more closely aligned to specific performance goals or periods than could be accomplished with the intermittent allotment options.

     The 1989 Plan provides that the option price per share shall be determined by the Committee but in no event may the option price be less than 85% of fair market value (determined by reference to the trading price of the Common Stock as reported by the Nasdaq Stock Market) of a share on the date the option is granted. To date, no options have been granted pursuant to the 1989 Plan at less than 100% of fair market value. Options may be exercised either by the payment of cash in the amount of the aggregate option price or by an exchange of shares owned by the optionee prior to the date the option is exercised, or a combination of both, having a value equal to the aggregate option price of the shares subject to the option being exercised.

     Generally, no option may be exercised unless the optionee is an employee of the Company, its subsidiaries or affiliates. Exceptions apply in circumstances of death, disability or retirement, in which case the options may become exercisable in full and the period to exercise the option may be extended following termination of employment for 12 months or such other period determined by the Committee. In the event of an involuntary termination without cause, any unexercised option will be exercisable for a period of three months after termination of employment, but only to the extent the option was exercisable at the time of termination of employment. Options granted under the 1989 Plan are not transferable except by will or the laws of descent and distribution.

     At the discretion of the Committee, any option granted under the 1989 Plan may include a grant of stock appreciation rights ("SARs") simultaneously with the grant of the option or any time thereafter prior to the exercise, termination or expiration of such option. SARs represent the right of an optionee, without payment to the Company (except for applicable withholding taxes), to receive in cash the excess of the fair market value per share on the date on which SARs are exercised over the fair market value of the shares on the grant date. Exercise of SARs shall result in the extinguishment of the pro rata portion of the options to which they relate and the exercise of an option shall result in the extinguishment of the pro rata portion of their related SARs. To date, no SARs have been granted under the 1989 Plan.

     The Board of Directors may amend, suspend or terminate the 1989 Plan without approval of the stockholders. However, the Board is not authorized to amend the 1989 Plan by increasing the number of